Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

ADI Global Distribution Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share, to be issued under the 2026 Stock Incentive Plan of ADI Global Distribution Inc. and its Affiliates	(1)	Other	8,167,473	$23.50	$191,935,615.50	0.0001381	$26,506.31
Equity	Common stock, par value $0.001 per share to be issued under the ADI UK Sharebuilder Plan	(2)	Other	170,420	23.50	4,004,870.00	0.0001381	553.07
Equity	Common stock, par value $0.001 per share to be issued under the ADI Employee Stock Purchase Plan	(3)	Other	1,533,780	$21.15	$32,439,447.00	0.0001381	$4,479.89

Total Offering Amounts:						$228,379,932.50		31,539.27
Total Fee Offsets:								0.00
Net Fee Due:								$31,539.27

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminable number of additional shares of common stock of ADI Global Distribution Inc. (the “Company”), par value $0.001 per share (“Common Stock”), as may hereafter be offered or issued under the 2026 Stock Incentive Plan of ADI Global Distribution Inc. and its Affiliates (the “Stock Incentive Plan”) to prevent dilution resulting from any future stock splits, stock dividends or similar adjustments of the outstanding Common Stock.

Represents the 8,167,473 shares of Common Stock of the Company reserved and available for issuance under the Stock Incentive Plan. Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices per share of Common Stock of $23.50 on August 4, 2026, as reported on the New York Stock Exchange.
(2)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also registers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued under the ADI UK Sharebuilder Plan to prevent dilution resulting from any future stock splits, stock dividends or similar adjustments of the outstanding Common Stock.

Represents the 170,420 shares of Common Stock of the Company reserved and available for issuance under the ADI UK Sharebuilder Plan.

Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices per share of Common Stock of $23.50 on August 4, 2026, as reported on the New York Stock Exchange.
(3)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also registers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued under the ADI Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) to prevent dilution resulting from any future stock splits, stock dividends or similar adjustments of the outstanding Common Stock.

Represents the 1,533,780 shares of Common Stock of the Company reserved and available for issuance under the Employee Stock Purchase Plan.

Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices per share of Common Stock of $23.50 on August 4, 2026, as reported on the New York Stock Exchange, multiplied by 90%, which is the percentage of the trading price per share applicable to purchasers under the Employee Stock Purchase Plan.